R E F E R R A L   F E E   A G R E E M E N T



This Agreement is dated January 19, 2004 and is among and between GK Intelligent Systems, Inc. (the "Company") and Michael A. Aczon (who hereinafter shall be referred to the "Referrers"). This Agreement is a non-exclusive agreement and shall remain in effect until either party cancels it in writing at which time the Agreement will immediately terminate.

The Referrers shall receive a referral fee as described below as soon as practical after each Closing of an acquisition that is directly the result of a facilitated introduction by the Referrers to the Company. In the event this agreement is terminated by either party, the Company shall pay a referral fee to the Referrers for all facilitated introductions they have made that result in a Closed acquisition by the Company within twelve months after the termination of the Agreement.

The referral fee shall calculated by taking the total consideration paid for an acquisition ("Acquisition Cost") and multiplying that by the following percentages:

      .  For the first $ 1 million of Acquisition Cost:     5.0%
      .  For the next $ 1 million   "        "              4.0%
      .  For the next $ 1 million   "        "              3.0%
      .  For the next $ 1 million   "        "              2.0%
      .  For all consideration above $ 4 million            1.0%

The referral fee shall be paid in the same manor and in the same ratio as that of the transaction e.g. cash, common stock, restricted common stock et cetera.

The Company and the referrers shall each bear their own operating expenses including all travel expenses related to the execution of this Agreement.
If a dispute arises out of or relates to this Agreement or the breach thereof and if the dispute cannot be settled through negotiation, the parties agree to settle the dispute through binding arbitration administered by the American Arbitration Association.


Agreed and Accepted:
For the Referrers                         For the Company

/s/ Michael A. Aczon                      /s/ Gary Kimmons
_________________________                 ____________________________
Michael A. Aczon                          Gary F. Kimmons
(SSN:                    )                President & CEO
                                          GK Intelligent Systems, Inc.